Exhibit 99.1

LTC to Enter into Prudential Shelf Agreement, “Locks Rate” at 5.26% for $25 Million Draw and 5.74% for $25 Million Draw

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--June 21, 2010--LTC Properties, Inc. (NYSE:LTC) announced today that it entered into an agreement in principle for a three-year shelf agreement with Prudential Investment Management, Inc. (“Prudential”). The agreement will provide for the issuance of up to $100 million in senior unsecured promissory notes to Prudential and one or more of its affiliates and managed accounts. The Company also announced that it locked rates on a series of senior unsecured promissory notes, totaling $50 million. The series of senior unsecured notes are in two tranches of $25 million each. The first tranche will bear interest at an annual fixed rate of 5.26% and mature in five years and the second tranche will bear interest at an annual fixed rate of 5.74% and mature in 8.5 years with interest only payments in years 1 through 3.5 and equal annual principal amortization of approximately $4.2 million in years 3.5 through 8.5. The Company expects funding of the $50 million draw and concurrent execution of the shelf agreement to occur subsequent to June 30, 2010. The Company expects to use proceeds to pay down its unsecured revolving line of credit and for general corporate purposes.

The notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

CONTACT:
LTC Properties, Inc.
Wendy L. Simpson, CEO & President
Pam Kessler, SVP & CFO
805-981-8655